     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 3, 2003

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                                  HASBRO, INC.
             (Exact name of registrant as specified in its charter)

                    RHODE ISLAND                                           05-0155090
           (State or other jurisdiction of                              (I.R.S. Employer
           incorporation or organization)                            Identification Number)

                             ---------------------
                              1027 NEWPORT AVENUE
                         PAWTUCKET, RHODE ISLAND 02862
                                 (401) 431-8697
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  BARRY NAGLER
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                                  HASBRO, INC.
                              1027 NEWPORT AVENUE
                         PAWTUCKET, RHODE ISLAND 02862
                                 (401) 431-8697
  (Name and address, including zip code, and telephone number, including area code, of agent for service of process)

                             ---------------------
                                   COPIES TO:

                             KEITH F. HIGGINS, ESQ.
                                  ROPES & GRAY
                            ONE INTERNATIONAL PLACE
                          BOSTON, MASSACHUSETTS 02110
                                 (617) 951-7000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Registration Statement is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If this Registration Statement is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
                   TITLE OF EACH CLASS OF                         PROPOSED MAXIMUM            AMOUNT OF
                SECURITIES TO BE REGISTERED                  AGGREGATE OFFERING PRICE(1)   REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
Common Stock, $0.50 par value (including preference stock
  purchase rights)..........................................        $220,000,000               $17,798
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(o).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                              [HASBRO, INC. LOGO]

                                  $220,000,000

                                  HASBRO, INC.

                                  COMMON STOCK

                             ---------------------

     This prospectus will be used by selling securityholders to sell, from time to time, shares of our common stock that they may acquire under put or call options described below.

     Hasbro, Inc., or Hasbro, issued warrants to the selling securityholders in private transactions in October 1997 and October 1998. In January 2003, we and the holders entered into a warrant amendment agreement to grant Hasbro a right to purchase, or "call," the warrants in exchange for, at our option, either cash or the issuance to the warrantholders of shares of common stock having a market value at the time of issuance of up to $220,000,000. The amendment also grants the warrantholders a right to sell, or "put," the warrants to Hasbro in exchange for, at our option, either cash or the issuance to the warrantholders of shares of common stock having a market value at the time of issuance equal to $110,000,000.

     We will not receive any of the proceeds from the sale by the selling securityholders of the common stock issued to them in satisfaction of the put or call options.

     Our common stock is quoted on the New York Stock Exchange under the symbol "HAS." The last reported price of our common stock on February 28, 2003 was $12.11 per share.

                             ---------------------

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is March 3, 2003.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                             ---------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................    2
Note Regarding Forward-Looking Statements...................    7
Use of Proceeds.............................................    8
Description of Capital Stock................................    8
Certain Anti-Takeover Provisions............................   10
Selling Securityholders.....................................   14
Plan of Distribution........................................   15
Where You Can Find More Information.........................   16
Incorporation of Certain Documents by Reference.............   16
Validity of Securities......................................   17
Experts.....................................................   17

                             ---------------------

                                    SUMMARY

     The following summary is qualified in its entirety by and should be read together with the more detailed information and the audited and unaudited financial statements, including the related notes, incorporated by reference in this prospectus. Except as expressly indicated or unless the context otherwise requires, "Hasbro", "we", "our" and "us" means Hasbro, Inc., a Rhode Island corporation organized on January 8, 1926, and its consolidated subsidiaries. Unless the context requires otherwise, all references to "common stock" are to our common stock, par value $0.50 per share, and the associated rights issued under our Shareholders Rights Plan dated June 16, 1999.

                                COMPANY OVERVIEW

     Hasbro is a worldwide leader in children's and family leisure time and entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the United States, our widely recognized core brands such as PLAYSKOOL, TONKA, SUPER SOAKER, MILTON BRADLEY, PARKER BROTHERS, TIGER, and WIZARDS OF THE COAST provide what we believe to be the highest quality play experiences in the world. We manage our business by focusing on two major areas:
Toys and Games. Our offerings include a broad variety of games, including traditional board and card, hand-held electronic, children's consumer electronic, trading card and roleplaying games, as well as electronic interactive products, robotic pets, electronic learning aids and puzzles. Toy offerings include boys' action, preschool, creative play and girls' toys, dolls and plush products. We also license to others various trademarks, characters and other property rights for use in connection with consumer promotions and the sale by others of noncompeting toys and non-toy products. For the fiscal year ended December 29, 2002, we had worldwide net revenues of $2.8 billion and a net loss of $170.7 million.

     In our U.S. Toys segment, we market our products as boys' toys, girls' toys, preschool and creative play. Brands and products from the U.S. Toys segment include: MR. POTATO HEAD, TONKA, G.I. JOE, STAR WARS, MONSTERS, INC., BOB THE BUILDER, TRANSFORMERS, TINKERTOY, EASY BAKE OVEN, PLAY-DOH and PLAYSKOOL.

     In our Games segment, we market our games and puzzles under several well known core brands, including MILTON BRADLEY, PARKER BROTHERS, AVALON HILL, TIGER and WIZARDS OF THE COAST. Brands and products from the Games segment include:
MONOPOLY, BATTLESHIP, THE GAME OF LIFE, SCRABBLE, CHUTES AND LADDERS, CANDY LAND, TROUBLE, MOUSETRAP, OPERATION, HUNGRY HUNGRY HIPPOS, CONNECT FOUR, TWISTER, YAHTZEE, JENGA, CLUE, SORRY!, RISK, BOGGLE, OUIJA, TRIVIAL PURSUIT, DIPLOMACY, ACQUIRE and WHEELS ON THE BUS.

     Our Tiger Electronics brand products bring innovation and technology to entertainment and lifestyle products for the whole family, including the HIT CLIPS micro music systems. WIZARDS OF THE COAST trading card and roleplaying games include the popular MAGIC: THE GATHERING, DUNGEONS AND DRAGONS and HARRY POTTER trading card game, based on The New York Times best-selling novels.

     We operate in more than 25 countries, selling a representative range of the toy and game products we market in the United States, together with some items which are sold only internationally. In the fiscal year ended December 29, 2002, we derived approximately 35% of our total consolidated net revenues from international customers.

     Our common stock is listed on the New York Stock Exchange under the symbol "HAS." Our principal executive offices are located at 1027 Newport Avenue, Pawtucket, Rhode Island, 02862. Our telephone number at that address is (401) 431-8697. For additional information about our business, please see our Form 10-K for the fiscal year ended December 30, 2001 and our other filings with the SEC which are incorporated by reference into this document. The capitalized terms used above are our trademarks or trade names, or those of our licensors.

                                  RISK FACTORS

     Investing in our common stock involves risk. The risks and uncertainties described are not the only ones facing our company. Additional risks are or may be described in our other SEC filings. Risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

RISKS RELATING TO OUR BUSINESS

  VOLATILITY OF CONSUMER PREFERENCES AND THE HIGH LEVEL OF COMPETITION IN THE FAMILY ENTERTAINMENT INDUSTRY MAKE IT DIFFICULT TO MAINTAIN THE LONG-TERM SUCCESS OF EXISTING PRODUCT LINES AND CONSISTENTLY INTRODUCE SUCCESSFUL NEW PRODUCTS.

     Our business and operating results depend largely upon the appeal of our family entertainment products, principally games and toys. A decline in the popularity of our existing products and product lines or the failure of new products and product lines to achieve and sustain market acceptance could result in reduced overall revenues and margins, which could have a material adverse effect on our business, financial condition and results of operations. Our continued success will depend on our ability to redesign, restyle and extend our existing family entertainment product lines and to develop, introduce and gain customer acceptance of new family entertainment product lines. However, consumer preferences with respect to family entertainment are continuously changing and are difficult to predict. Individual family entertainment products generally, and high technology products in particular, often have short life cycles. The success of entertainment properties released theatrically, such as STAR WARS, DISNEY or HARRY POTTER related productions, can significantly affect revenues we derive from licensed product related to those properties. In addition, competition in the industry could adversely impact our ability to secure, maintain, and renew popular licenses on beneficial terms, if at all, and to attract and retain the talented employees necessary to design, develop and market successful products. The loss of rights granted pursuant to any of our licensing agreements could have a material adverse effect on our business and competitive position. We cannot assure you that:

     - any of our current products or product lines will continue to be popular for any significant period of time;

     - any property for which we have a significant license will achieve popularity;

     - any new products or product lines introduced by us will achieve an adequate degree of market acceptance;

     - any new product's life cycle or sales will be sufficient to permit us to profitably recover development, manufacturing, marketing, royalties (including royalty advances and guarantees) and other costs of the product; or

     - we will be able to manufacture, source and ship new or continuing products in a timely basis to meet constantly changing consumer demands.

     Our failure to successfully anticipate, identify and react to consumer preferences in family entertainment could have an adverse effect on our revenues, profitability and results of operations.

  OUR BUSINESS IS SEASONAL AND THEREFORE OUR ANNUAL OPERATING RESULTS WILL DEPEND, IN LARGE PART, ON OUR SALES DURING THE RELATIVELY BRIEF HOLIDAY SEASON. FURTHER, THIS SEASONALITY IS INCREASING, AS LARGE RETAILERS BECOME MORE EFFICIENT IN THEIR CONTROL OF INVENTORY LEVELS THROUGH QUICK RESPONSE MANAGEMENT TECHNIQUES.

     Sales of our family entertainment products at retail are seasonal, with a majority of retail sales occurring during the period from September through December in anticipation of the holiday season. This seasonality is increasing, as large retailers become more efficient in their control of inventory levels through quick response management techniques. These customers are timing reorders so that they are being filled by suppliers closer to the time of purchase by consumers, which to a large extent occurs during September through December, rather than maintaining large on-hand inventories throughout the year to meet consumer demand. While these techniques reduce a retailer's investment in inventory, they increase pressure on suppliers like us to fill orders promptly and shift a significant portion of inventory risk and carrying costs to the supplier. The limited inventory carried by retailers may also reduce or delay retail sales. Additionally, the logistics of supplying more and more product within shorter time periods will increase the risk that we fail to achieve tight and compressed shipping schedules. This seasonal pattern requires significant use of working capital mainly to manufacture or acquire inventory during the year prior to the holiday season, and requires accurate forecasting of demand for products during the holiday season. Our failure to accurately predict and respond to consumer demand could result in our underproducing popular items and/or overproducing less popular items which would have an adverse effect on our sales and results of operations. In addition, as a result of the seasonal nature of our business, we would be significantly and adversely affected by unforeseen events, such as a terrorist attack, that negatively affect the retail environment or consumer buying patterns, if such events were to occur during a key selling season.

  THE CONTINUING CONSOLIDATION OF OUR RETAIL CUSTOMER BASE MEANS THAT ECONOMIC DIFFICULTIES OR CHANGES IN THE PURCHASING POLICIES OF OUR MAJOR CUSTOMERS COULD HAVE A SIGNIFICANT IMPACT ON US.

     We depend upon a relatively small retail customer base to sell our products. For the fiscal year ended December 29, 2002, Wal-Mart Stores, Inc. and Toys R Us, Inc. accounted for approximately 19% and 16%, respectively, of our consolidated net revenues and our five largest customers, including Wal-Mart and Toys R Us, in the aggregate accounted for approximately 52% of our consolidated net revenues. If one or more of our major customers were to experience difficulties in fulfilling their obligations to us, cease doing business with us, significantly reduce the amount of their purchases from us or return substantial amounts of our products, it could have a material adverse effect on our business, financial condition and results of operations. In addition, the bankruptcy or other lack of success of one or more of our significant retailers could negatively impact our revenues and bad debt expense.

  WE MAY NOT REALIZE ANTICIPATED BENEFITS OF ACQUISITIONS OR THESE BENEFITS MAY BE DELAYED OR REDUCED IN THEIR REALIZATION; OUR ABILITY TO MAKE ACQUISITIONS IS LIMITED BY OUR CREDIT AGREEMENT.

     Acquisitions have been a significant part of our growth over the years and have enabled us to further broaden and diversify our product offerings. Although we target companies that we believe offer attractive family entertainment products, we cannot be certain that the products of companies we acquire will achieve or maintain popularity with consumers. In some cases, we expect that the integration of the product lines of the companies that we acquire into our operations will create production, marketing and other operating synergies. We believe that these synergies can create greater revenue growth and profitability and, where applicable, cost savings, operating efficiencies and other advantages. However, we cannot be certain that these synergies, efficiencies and cost savings will be realized. Even if achieved, these benefits may be delayed or reduced in their realization. In other cases, we acquire companies that we believe have strong and creative management, in which case we plan to create synergies by operating them autonomously rather than integrating them into our operations. We cannot be certain that the key talented individuals at these companies will continue to work for us after the acquisition or that they will continue to develop popular and profitable products or services.

     Because of limitations in our credit agreement, we are limited in our ability to make substantial acquisitions in the near term. Although we plan to focus greater attention and resources on our core owned and controlled brands, we cannot assure you that such efforts will produce revenue growth to replace the growth historically provided by acquisitions.

  OUR SUBSTANTIAL SALES AND MANUFACTURING OPERATIONS OUTSIDE THE UNITED STATES SUBJECT US TO RISKS NORMALLY ASSOCIATED WITH INTERNATIONAL OPERATIONS.

     We operate facilities and sell products in numerous countries outside the United States. For the fiscal year ended December 29, 2002, our net revenues from international customers comprised approximately 35% of our total consolidated net revenues. We expect our sales to international customers to continue to account for a significant portion of our revenues. Additionally, we utilize third-party manufacturers located principally in the Far East, and we have manufacturing facilities in Ireland and Spain. These sales and manufacturing operations are subject to the risks normally associated with international operations, including:

     - currency conversion risks and currency fluctuations;

     - limitations, including taxes, on the repatriation of earnings;

     - political instability, civil unrest and economic instability;

     - greater difficulty enforcing intellectual property rights and weaker laws protecting such rights;

     - complications in complying with laws in varying jurisdictions and changes in governmental policies;

     - natural disasters and the greater difficulty and expense in recovering therefrom;

     - transportation delays and interruptions, including work stoppages, slowdowns or strikes; and

     - the imposition of tariffs.

     Our reliance on external sources of manufacturing can be shifted, over a period of time, to alternative sources of supply, should such changes be necessary. However, if we were prevented from obtaining products or components for a material portion of our product line due to political, labor or other factors beyond our control, our operations would be disrupted while alternative sources of products were secured. Also, the imposition of trade sanctions by the United States or the European Union against a class of products imported by us could significantly increase our cost of products imported into the United States or Europe and harm our business. Such trade sanctions could include sanctions against products imported by us from, or the loss of "normal trade relations" status by, the People's Republic of China. Because of the importance of our international sales and international sourcing of manufacturing to our business, our financial condition and results of operations could be significantly and adversely affected if any of the risks described above were to occur.

  WE MAY NOT REALIZE THE FULL BENEFIT OF OUR LICENSES IF THE LICENSED MATERIAL HAS LESS MARKET APPEAL THAN EXPECTED OR IF SALES REVENUE FROM THE LICENSED PRODUCTS IS NOT SUFFICIENT TO EARN OUT THE MINIMUM GUARANTEED ROYALTIES.

     An important part of our business involves obtaining licenses to produce products based on various theatrical releases, such as STAR WARS, MONSTERS, INC., and HARRY POTTER. The license agreements usually require us to pay minimum royalty guarantees that may be substantial, and in some cases may be greater than what we are able to recoup from actual sales, which could result in write-offs of such amounts that would adversely affect our results of operations. In addition, acquiring or renewing licenses may require the payment of minimum guaranteed royalties that we consider to be too high to be profitable, which may result in losing licenses we currently hold when they become available for renewal, or missing business opportunities for new licenses. As a licensee, we have no guaranty that a particular brand will be a successful toy or game product. Furthermore, there can be no assurance that a successful brand will continue to be successful or maintain a high level of sales in the future. In the event that we are not able to acquire or maintain advantageous licenses, our revenues and profits may be adversely affected.

  OUR BUSINESS IS DEPENDENT ON INTELLECTUAL PROPERTY RIGHTS, AND WE MAY NOT BE ABLE TO PROTECT SUCH RIGHTS SUCCESSFULLY.

     Our intellectual property, including our license agreements and other agreements which establish our ownership rights and maintain our confidentiality, are of great value. We rely on a combination of trade secret, copyright, trademark, patent and other proprietary rights laws to protect our rights to this valuable intellectual property related to our brands. From time to time, third parties have challenged, and may in the future try to challenge, our ownership of our intellectual property. In addition, our business is subject to the risk of third parties counterfeiting our products or infringing on our intellectual property rights. We may need to resort to litigation in the future to protect our intellectual property rights, which could result in substantial costs and diversion of resources. Our failure to protect our intellectual property rights could have a material adverse effect on our business and competitive position.

  WE ARE INVOLVED IN CERTAIN LITIGATION, ARBITRATION AND REGULATORY MATTERS WHERE THE OUTCOME IS UNCERTAIN AND WHICH COULD ENTAIL SIGNIFICANT EXPENSE.

     As is the case with many large multinational corporations, we are subject from time to time to regulatory investigations, litigation and arbitration disputes. Because the outcome of litigation, arbitration and regulatory investigations is inherently difficult to predict, it is possible that the outcome of such matters could entail significant expense.

     During 2001, we received two inquiries from the Office of Fair Trading in the United Kingdom (the "OFT") into allegedly anti-competitive pricing practices by our United Kingdom subsidiary ("Hasbro U.K."). The first of the inquiries, which we refer to as the wholesaler case and which began in May of 2001, related to Hasbro U.K. interactions with certain of its wholesale distributors. The second inquiry, which we refer to as the retailer case and which began in August of 2001, related to Hasbro U.K.'s trading arrangements with certain of its direct retail accounts.

     On November 29, 2002, the OFT issued a decision in the wholesaler case, finding that Hasbro U.K. had entered into agreements with certain distributors to fix prices in violation of U.K. competition laws. The OFT has assessed a fine in that case of approximately GBP4.95 million. We filed an appeal of this decision on January 29, 2003 with the U.K. Competition Commission Appeals Tribunal (the "CCAT") arguing, among other things, that the amount of the fine was disproportionate to the offense. On appeal, the CCAT will have the power to reconsider any factual findings made by the OFT, and to revoke or vary the amount of the fine imposed by the OFT. No payment of a fine will be required until our appeal is concluded.

     On February 19, 2003, the OFT issued a decision in the retailer case, finding that Hasbro U.K. had entered into agreements with certain direct retailers to fix prices in violation of U.K. competition laws. The OFT assessed a fine in this case but, due to our cooperation in the OFT's investigation, the OFT's decision stated that we were not required to pay any of that fine.

     Before receiving the OFT's decisions in the wholesaler and retailer cases, we had disclosed an estimated range of aggregate loss for the two cases of approximately GBP160,000 to GBP26,000,000. Because of a number of factors, including the lack of precedent under the applicable U.K. statute and the significant appeal rights available to us in the event of a final adverse determination by the OFT, we previously determined that there was no amount within this range which was a better estimate than any other amount in the range. As such, in accordance with applicable accounting requirements we previously accrued a charge to earnings equal to the low end of this range, or GBP160,000.

     In light of the OFT's decision in the wholesaler case, we currently believe that the amount of GBP4.95 million is the best estimate of the ultimate expected loss from that case. To reflect this determination, we took an additional charge to earnings in the fourth quarter of 2002 of approximately GBP4.8 million, or approximately U.S.$7,566,000 at exchange rates as of December 29, 2002. The amount of this charge may have to be adjusted up or down in the future depending on the result of our appeal before the CCAT. In light of the OFT's decision in the retailer case, no charge will be taken in connection with that case.

  WE RELY ON EXTERNAL FINANCING, INCLUDING OUR CREDIT FACILITY, TO MAINTAIN OUR OPERATIONS. IF WE ARE UNABLE TO OBTAIN OR SERVICE SUCH FINANCING, OR IF THE RESTRICTIONS IMPOSED BY SUCH FINANCING WERE TOO BURDENSOME, OUR BUSINESS WOULD BE NEGATIVELY AFFECTED.

     In order to meet our working capital needs, particularly those prior to the fourth quarter, we rely on our credit facility. In March 2002, we entered into an amended and restated secured revolving credit agreement with existing and new lenders, which provides for a $380 million revolving credit facility. This facility is secured by substantially all of our domestic accounts receivable and inventory, as well as certain of our intangible assets. The agreement contains certain restrictive covenants setting forth minimum cash flow and coverage requirements, and a number of other limitations, including restrictions on capital expenditures, investments, acquisitions, share repurchases, incurrence of indebtedness and dividend payments. These restrictive covenants may limit our future actions, and financial, operating and strategic flexibility. In addition, our financial covenants were set at the time we entered into our credit facility. Our performance and financial condition may not meet our original expectations, causing us to fail to meet such financial covenants. If we were unable to meet our financial covenants, or if we failed to comply with other covenants in our credit facility, we could face significant negative consequences. A copy of our amended and restated credit agreement, and a subsequent amendment, are included as exhibits to our annual report on Form 10-K for the fiscal year ended December 30, 2001 and quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2002.

     We believe that our cash flow from operations, together with our cash and access to existing credit facilities, are adequate for current and planned needs in 2003. However, our actual experience may differ from these expectations. Factors that may lead to a difference include, but are not limited to, the matters discussed herein, as well as future events that might have the effect of reducing our available cash balance, such as unexpected material operating losses or increased capital or other expenditures, as well as increases in inventory or accounts receivable or future events that may reduce or eliminate the availability of external financial resources.

     We also may choose to finance our capital needs, from time to time, through the issuance of debt securities. Our ability to issue such securities on satisfactory terms, if at all, will depend on the state of our business and financial condition, any ratings issued by major credit rating agencies, market interest rates, and the overall condition of the financial and credit markets at the time of the offering. The condition of the credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could make it difficult for us to sell debt securities or require us to offer higher interest rates in order to sell new debt securities. The failure to receive financing on desirable terms, or at all, could adversely affect our ability to support our future operations or capital needs or engage in other business activities.

     As of December 29, 2002, we had approximately $1,063 million of total indebtedness outstanding. If we are unable to generate sufficient available cash flow to service our outstanding debt we would need to refinance such debt or face default. There is no guarantee that we would be able to refinance debt on favorable terms, or at all.

  MARKET CONDITIONS, GOVERNMENT ACTIONS AND REGULATIONS AND OTHER THIRD PARTY CONDUCT COULD NEGATIVELY IMPACT IMPLEMENTATION OF OUR CONSOLIDATION PROGRAMS, MARGINS, AND OTHER BUSINESS INITIATIVES.

     Economic conditions, such as rising fuel prices, may adversely impact our margins. In addition, general economic conditions were significantly and negatively affected by the September 11th terrorist attacks and could be similarly affected by any future attacks. Such a weakened economic and business climate, as well as consumer uncertainty created by such a climate, could adversely affect our sales and profitability. Other conditions, such as the unavailability of electrical components, may impede our ability to manufacture, source and ship new and continuing products on a timely basis. Additional factors outside of our control could delay or increase the cost of implementing our consolidation programs or alter our actions and reduce actual results.

  AS A MANUFACTURER OF CONSUMER PRODUCTS AND A LARGE MULTINATIONAL CORPORATION, WE ARE SUBJECT TO VARIOUS GOVERNMENT REGULATIONS, VIOLATION OF WHICH COULD SUBJECT US TO SANCTIONS. IN ADDITION, WE COULD BE THE SUBJECT OF FUTURE PRODUCT LIABILITY SUITS, WHICH COULD HARM OUR BUSINESS.

     As a manufacturer of consumer retail products, we are subject to significant government regulation under The Consumer Products Safety Act, The Federal Hazardous Substances Act, and The Flammable Fabrics Act. While we take all the steps we believe are necessary to comply with these acts, there can be no assurance that we will be in compliance in the future. Failure to comply could result in sanctions which could have a negative impact on our business, financial condition, and results of operations.

     In addition to government regulation, products that have been or may be developed by us may expose us to potential liability from personal injury or property damage claims by the users of such products. There can be no assurance that a claim will not be brought against us in the future. While we currently maintain product liability insurance coverage in amounts we believe sufficient for our business risks, we may not be able to maintain such coverage or such coverage may not be adequate to cover all potential claims. Moreover, even if we maintain successful insurance coverage, any successful claim could materially and adversely affect our business and financial condition and results of operations.

     As a large, multinational corporation, we are subject to a host of governmental regulations throughout the world, including antitrust and tax requirements, anti-boycott regulations and the Foreign Corrupt Practices Act. Our failure to successfully comply with any such legal requirements could subject us to monetary liabilities and other sanctions which could harm our business and financial condition.

  WE HAVE A MATERIAL AMOUNT OF GOODWILL WHICH, IF IT BECOMES IMPAIRED, WOULD RESULT IN A REDUCTION IN OUR NET INCOME.

     Approximately $761.6 million, or 22.6%, of our total assets as of December 30, 2001 represented goodwill. Goodwill is the amount by which the cost of an acquisition accounted for using the purchase method exceeds the fair value of the net assets we acquire. We record goodwill as an intangible asset on our balance sheet and had historically amortized it on a straight-line basis over a period of 10 to 40 years. Presently, Statement of Financial Accounting Standard ("SFAS") No. 142, Goodwill and Other Intangible Assets issued by the Financial Accounting Standards Board, which became effective for us in the first quarter of fiscal 2002, results in goodwill no longer being amortized. Instead, goodwill is subject to a periodic impairment evaluation based on the fair value of the reporting unit. Reductions in our net income caused by the write-down of goodwill could materially and adversely affect our results of operations. For instance, due to the cumulative effect of the change in our accounting of goodwill under SFAS No. 142, we recognized a $245.7 million, or $1.42 per diluted share, net of tax, non-cash charge for fiscal year 2002.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated in this prospectus by reference may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "look forward," "may," "planned," "potential," "should," "will," and "would." These forward-looking statements reflect our current expectations and are based upon currently available data. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. These factors include, but are not limited to:

     - our ability to manufacture, source and ship new and continuing products in a timely manner and customers' and consumers' acceptance of those products at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products;

     - economic conditions, including the retail market, higher fuel prices, currency fluctuations and government regulation and other actions in the various markets in which we operate throughout the world;

     - our ability to generate sales during the fourth quarter, particularly during the relatively brief holiday season, which is the period in which we derive a substantial portion of our revenues;

     - the inventory policies of retailers, including the concentration of our revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules;

     - an adverse change in purchasing policies or the bankruptcy or other lack of success of one or more of our significant retailers comprising our relatively concentrated retail customer base, which could negatively impact our revenues or bad debt exposure;

     - the impact of competition on revenues, margins and other aspects of our business, including our ability to secure, maintain and renew popular licenses and our ability to attract and retain employees in a competitive environment;

     - the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization;

     - the risk that the market appeal of our licensed products will be less than expected or that the sales revenue generated by those products will be insufficient to cover the minimum guaranteed royalties;

     - our ability to obtain and enforce intellectual property rights both in the United States and abroad;

     - the risk that any litigation or arbitration disputes or regulatory investigations could entail significant expense;

     - our ability to obtain external financing on terms acceptable to us in order to meet our working capital needs;

     - the risk that we may be subject to governmental sanctions for failure to comply with applicable regulations or to product liability suits relating to products we manufacture and distribute;

     - the risk that our reported goodwill may become impaired, requiring us to take a charge against our income; and

     - risks described from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings under the Exchange Act.

     These or other events or circumstances could cause our actual performance or financial results in future periods to differ materially from those expressed in the forward-looking statements. We undertake no obligation to make any revisions to the forward-looking statements contained in this prospectus or the documents incorporated by reference in this prospectus, or to update the forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

                                USE OF PROCEEDS

     All of the common stock offered under this prospectus is being sold by the selling securityholders or their pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale of the shares of our common stock sold by the selling securityholders under this prospectus.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Our authorized capital stock consists of 600,000,000 shares of common stock, and 5,000,000 shares of preference stock. No shares of preference stock were issued or outstanding as of February 28, 2003. However, 60,000 shares of preference stock (the "Junior Participating Preference Stock") have been authorized and reserved for issuance in connection with the preference stock purchase rights (the "Rights") described in "Certain Anti-Takeover
Provisions -- Shareholders Rights Plan" and "-- Junior Participating Preference Stock."

VOTING RIGHTS

     Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by shareholders.

DIVIDEND RIGHTS

     The holders of common stock, subject to the rights of holders of any outstanding preference stock, are entitled to receive dividends as determined by the board of directors.

LIQUIDATION RIGHTS AND OTHER PROVISIONS

     Subject to the prior rights of creditors and the holders of any outstanding preference stock, the holders of the common stock are entitled to share ratably in our remaining assets in the event of our liquidation, dissolution or winding up.

     The common stock is fully paid and is not liable to any calls or assessments and is not convertible into any other securities. There are no redemption or sinking fund provisions applicable to the common stock, and, in accordance with the Rhode Island Business Corporation Act and our Articles of Incorporation, there are no preemptive rights.

     EquiServe Trust Company, N.A., acting directly and through EquiServe L.P., acts as transfer agent and registrar for our common stock.

DIRECTORS' LIABILITY

     Our Articles of Incorporation provide that, to the fullest extent permitted by the Rhode Island Business Corporation Act, a member of the board of directors will not be personally liable to us or our shareholders for monetary damages for breaches of his or her legal duties to us or our shareholders as a director, except for liability:

     - for any breach of the director's duty of loyalty to us or our shareholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - for unlawfully declaring dividend payments or purchasing stock; or

     - for any transaction from which the director derived an improper personal benefit, other than as permitted under Section 7-1.1-37 of the Rhode Island Business Corporation Act.

     In addition, we have entered into an indemnification agreement with each of our directors, whereby we have agreed to indemnify each director for amounts that the director is legally obligated to pay, including judgments, settlements of fines, including certain related expenses to be advanced by us, due to any actual or alleged breach of duty, neglect, error, misstatement, misleading statement or other act or omission by a director in his or her capacity as a director. This indemnification agreement excludes claims:

     - covered by our directors and officers liability insurance policy;

     - for which the director is otherwise indemnified or reimbursed;

     - relating to certain judgments or adjudications under which the director is liable for breaches of duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or involving knowing violations of law, liability imposed pursuant to the provisions of Section 7-1.1-43 of the Rhode Island Business Corporation Act, actions or certain transactions from which the director derives an improper personal benefit;

     - relating to the director's liability for accounting for profits under
       Section 16 of the Exchange Act;

     - in respect of remuneration, if found unlawful; and

     - as to which a final and non-appealable judgment has determined that payment to the director thereunder is unlawful.

     In addition, our By-Laws include certain provisions which provide that our directors and officers generally shall be indemnified against specific liabilities to the fullest extent permitted or required by the Rhode Island Business Corporation Act.

                        CERTAIN ANTI-TAKEOVER PROVISIONS

     The provisions of our Articles of Incorporation summarized in the succeeding paragraphs could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in their policies. They may, however, delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

     Our Board of Directors is divided into three classes that are elected for staggered three-year terms. Directors can be removed from office only for cause and, with certain exceptions, only with the approval of a majority vote of the entire Board of Directors or by the affirmative vote of holders of a majority of our then outstanding shares of capital stock entitled to vote for these directors. Vacancies on the Board of Directors may be filled only by the remaining directors and not by the shareholders.

     Under our Articles of Incorporation, the Board of Directors by resolution may establish one or more series of preference stock having the number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the Board of Directors without any further shareholder approval. These rights, preferences, privileges and limitations as may be established could have the effect of impeding or discouraging the acquisition of control of us.

     Our Articles of Incorporation also provide that any action required or permitted to be taken by our shareholders may be effected only at an annual or special meeting of shareholders, or by the unanimous written consent of shareholders.

     In order to approve a number of extraordinary corporate transactions, such as a merger, consolidation or sale of all or substantially all assets, with an Interested Person, as defined below, our Articles of Incorporation require:

     - an 80% vote of all outstanding shares entitled to vote, including a majority vote of all disinterested shareholders;

     - the approval of a majority of the entire Board of Directors, including the affirmative vote of a majority of the "Continuing Directors," as defined in our Articles of Incorporation; and

     - the satisfaction of procedural requirements which are intended to assure that shareholders are treated fairly under the circumstances.

     "Interested Person," as used in the preceding paragraph means:

     - any person together with its "Affiliates" and "Associates," as defined in the Exchange Act, and any person acting in concert therewith who is the beneficial owner, directly or indirectly, of ten percent or more of the votes held by the holders of the securities generally entitled to vote for directors (the "Voting Stock"),

     - any Affiliate or Associate of an Interested Person, including without limitation, a Person acting in concert therewith,

     - any person that at any time within the two year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent or more of the votes held by the holders of shares of Voting Stock, or

     - an assignee of, or successor to, any shares of Voting Stock which were at any time within the two year period prior to the date in question beneficially owned by any Interested Person, if such assignment or succession occurred in a transaction or series of transactions not involving a public offering as defined by the Securities Act.

     This definition of an Interested Person is subject to certain exceptions as contained within our Articles of Incorporation.

     The 80% vote will not be required and, in accordance with the Rhode Island Business Corporation Act, only a majority vote of shareholders will generally be required if this type of a transaction is approved by a majority of the entire Board of Directors, including the affirmative vote of at least two-thirds of the Continuing Directors.

SHAREHOLDERS RIGHTS PLAN

     On June 16, 1999, we entered into a rights agreement with BankBoston, N.A., the predecessor to EquiServe Trust Company, N.A., as Rights Agent. This agreement, as amended on December 4, 2000, replaced a previous rights agreement, dated June 4, 1989, which expired on June 30, 1999. As with most shareholder rights agreements, the terms of our rights agreement are complex and not easily summarized, particularly as they relate to the acquisition of our common stock and to exercisability of the Rights. This summary may not contain all of the information that is important to you. Accordingly, you should carefully read our rights agreement, which is incorporated by reference into this prospectus in its entirety. Capitalized terms used in this summary and not otherwise defined shall have the meanings given to them in the rights agreement.

     The Rights attach to all certificates representing shares of common stock outstanding at the close of business on June 30, 1999 and will attach to any shares of common stock issued by us, including upon the exercise of any warrants and options or upon conversion of any convertible debt securities, after this date and prior to the Distribution Date, as defined below. The Rights will become exercisable and will separate from the common stock and be represented by separate certificates on the Distribution Date, the date which is approximately 10 days after anyone acquires or commences a tender offer to acquire 15% of more of our outstanding common stock (an "Acquiring Person"). The Rights will not be exercisable until such date, if any, and will expire on June 30, 2009, unless this date is extended or unless the Rights are earlier exchanged or redeemed by us. Upon the Distribution Date, the Rights will initially be exercisable, at a price of $140, for one ten-thousandth of a share of our Junior Participating Preference Stock, although the terms of the exercise are subject to adjustment under the rights agreement. Under the rights agreement, the following are not Acquiring Persons:

     - Hasbro;

     - any of our subsidiaries;

     - employee benefit plans of ours or any of our subsidiaries;

     - individuals and entities connected with the Hassenfeld family, as described in the rights agreement;

     - any person who becomes the owner of 15% or more of the common stock by virtue of a repurchase of our common stock, unless after becoming aware of this fact, such person acquires an additional 1%; and

     - any person who reports the ownership of 15% or more of the common stock in a filing under the Exchange Act, who does not state any intention to control our management and who, upon request, certifies to us that the 15% threshold was crossed inadvertently and with no knowledge of the terms of the Rights.

     Upon any person becoming an Acquiring Person, subject to the exception noted below in this paragraph, each Right will entitle the holder to purchase a number of shares of our common stock having a then current market value of twice the exercise price of the Right. For example, at the initial exercise price of $140, upon exercise, each Right would entitle its holder to receive $280 worth of common stock or other consideration, as described below. A holder of a Right will not be entitled to purchase shares if any person becomes an Acquiring Person in a tender offer or exchange offer for all outstanding shares that has been determined by our Board of Directors, after receiving advice from one or more investment banking firms, to be at a price which is fair to and otherwise in the best interests of the shareholders.

     In addition, each Right will entitle the holder to purchase a number of shares of common stock of the acquiring company having a current market value of twice the exercise price of the Right, if, after the date upon which someone has become an Acquiring Person:

     - we are party to a merger or another business combination transaction in which we are not the surviving corporation;

     - we are the surviving corporation in a merger or other business combination, but all or part of our common stock is changed into or exchanged for stock or other securities of another person, cash, or any other property; or

     - we sell 50% or more of our consolidated assets, cash flow or earning power.

     If any of the above events occurs, the acquiring company shall assume all of our obligations under the rights agreement.

     From and after the occurrence of the event which triggers the exercise of the Rights, any Rights that are or were acquired or beneficially owned by any Acquiring Person, any Associate or any Affiliate shall be void and any holder of these Rights shall thereafter have no right to exercise these Rights.

     At any time prior to the earlier of ten business days following the date upon which someone has become an Acquiring Person and the expiration date of the Rights, our Board of Directors may redeem all, but not less than all, of the outstanding Rights at a price of $.01 per Right, subject to adjustment, payable in cash, shares of common stock or other consideration. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate, and the only right of the holders of Rights will be to receive the redemption price. The exercisability of the Rights triggered by someone becoming an Acquiring Person, as described above, will not occur until after the expiration of this redemption right.

     At any time after a person becomes an Acquiring Person and prior to the acquisition by a person or group of 50% or more of our outstanding common stock, our Board of Directors may exchange the Rights, other than those Rights owned by the person or group which have become void. This exchange may be in whole or in part, at a ratio of one share of common stock per Right, subject to adjustment.

     In the event that, after the Rights become exercisable for shares of our common stock, there is an insufficient number of shares of our common stock available to permit the full exercise of Rights, our Board of Directors has the ability to substitute an equivalent value in:

     - cash;

     - a reduction in the exercise price of the Rights;

     - shares of preference stock with an equivalent value to our common stock;

     - debt securities;

     - other assets; or

     - any combination of the foregoing.

     Prior to the Distribution Date, the rights agreement may be amended by our Board of Directors without the consent of the holders of the Rights. After the Distribution Date, the rights agreement may only be amended by our Board of Directors, without the consent of the holders of the Rights, as follows:

     - to cure any ambiguity;

     - to correct any provisions which are defective or inconsistent;

     - to shorten or lengthen any time period, though any lengthening must be for the purpose of protecting the interests of the holders of the Rights; or

     - to make changes which do not adversely affect the interests of the holders of the Rights.

     The rights agreement may not be amended, however, at any time when the Rights are not redeemable.

     Until a holder of a Right exercises the Right, the holder will have no rights as our shareholder, including, without limitation, the right to vote or to receive dividends.

     While the distribution of the Rights will not be taxable to shareholders or to us, shareholders may, depending on the circumstances, recognize taxable income in the event that the Rights become exercisable for our common stock, or other consideration, or in the event the Rights are redeemed by us.

     The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us in a manner which causes the Rights to become exercisable. We do not believe, however, that the Rights would affect any prospective offeror willing to make an offer at a price that is fair and otherwise in the best interests of the shareholders, since the Board of Directors would be required by its fiduciary duties under applicable law to consider the offer. If the offer were fair and otherwise in the best interests of the shareholders, the Board could, at its option, exercise its right to redeem the Rights as described above. In considering the merits of a proposed offer and pursuant to Rhode Island law and our Articles of Incorporation, however, our directors are authorized to take into account our interests in addition to the interests of our shareholders. In considering our interests, our directors may evaluate the effect of the proposed offer on our employees, suppliers, creditors and customers. Our directors may also consider the effect of the proposed offer on the communities in which we operate as well as our long and short term interests, including the possibility that these interests may be best served by our continued independence. If in considering any of these factors, the Board of Directors determines the proposed offer is not in our best interests, the Board may reject the offer and has no obligation to facilitate or refrain from impeding the proposed offer. Because of the redemption right, the Rights should also not interfere with any merger or business combination approved by our Board of Directors.

JUNIOR PARTICIPATING PREFERENCE STOCK

     In connection with the rights agreement, 60,000 shares of Junior Participating Preference Stock have been reserved and authorized for issuance by our Board of Directors. No shares of Junior Participating Preference Stock were outstanding as of February 28, 2003. The following statements with respect to the Junior Participating Preference Stock are subject to, and are qualified in their entirety by reference to, the detailed provisions of our Articles of Incorporation, including the Certificate of Designation relating to the Junior Participating Preference Stock (the "Certificate of Designation"), which is incorporated herein by reference.

     Shares of Junior Participating Preference Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Junior Participating Preference Stock will be entitled to a minimum preferential quarterly dividend payment of $10 per share but will be entitled to an aggregate dividend of 10,000 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Junior Participating Preference Stock will be entitled to a minimum preferential liquidation payment of $10,000 per share, plus accrued and unpaid dividends, and will also be entitled to preferential treatment on the distribution of any remaining assets. Each share of Junior Participating Preference Stock will have 10,000 votes, voting together with the common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Junior Participating Preference Stock will be entitled to receive 10,000 times the amount received per share of common stock. These Rights are subject to proportionate adjustment in the event of certain stock splits, recombinations and other events.

                            SELLING SECURITYHOLDERS

     All of the shares of common stock covered by this prospectus are issuable to the selling securityholders under put or call options described in the paragraph following the table below. The table sets forth information regarding the identity of the selling securityholders, the amount and percentage of their beneficial ownership of our common stock as of February 20, 2003 and the shares of common stock that they may offer or sell under this prospectus.

     A selling securityholder may offer all or some portion of the shares of the common stock covered by this prospectus. Accordingly, no estimate can be given as to the amount or percentage of our common stock that will be held by any selling securityholder upon termination of sales under this prospectus.

                                                   NUMBER OF SHARES OF     PERCENTAGE OF
                                                      COMMON STOCK       OUTSTANDING COMMON
SELLING SECURITYHOLDER                             BENEFICIALLY OWNED      STOCK OWNED(1)
----------------------                             -------------------   ------------------
Lucasfilm Ltd. ..................................      15,750,000(2)            8.3%
Lucas Licensing Ltd. ............................       9,450,000(3)            5.2%

---------------

(1) Calculated based on 173,106,706 shares of common stock outstanding on February 20, 2003. In calculating this percentage amount, we also treat as outstanding that number of shares of common stock underlying currently exercisable warrants that are deemed to be beneficially owned by the selling securityholder.

(2) Consists entirely of currently exercisable common stock purchase warrants, of which warrants to purchase 6,300,000 shares of common stock are held directly by the selling securityholder and warrants to purchase 9,450,000 shares are held by Lucas Licensing Ltd., of which the selling securityholder is the controlling shareholder.

(3) Consists entirely of currently exercisable common stock purchase warrants.

     The common stock purchase warrants held by the selling securityholders are subject to a warrant amendment agreement between us and the selling securityholders. Under that agreement, the selling securityholders currently have the right to sell, or "put," all, but not less than all, of the warrants to Hasbro in exchange for, at our option, either cash or the issuance to the warrantholders of shares of common stock having a market value, as of the second business day prior to the sale, equal to $110,000,000. Also under that agreement, we currently have the right to purchase, or "call," all, but not less than all, of the warrants in exchange for, at our option, either cash or the issuance to the warrantholders of shares of common stock having a market value, as of the second business day prior to the purchase, of up to $220,000,000, depending on what if any portion of the warrants has not been previously exercised by the holder. The number of shares that may be issued under either the put or call exercises, and that therefore may be offered and sold under this prospectus, cannot be presently determined. If the put or call option is exercised with respect to the warrants, the warrants will be cancelled and consequently any shares underlying the unexercised warrants will cease to be issuable to and beneficially owned by the selling securityholders.

     Hasbro and the selling securityholders are parties to licensing and other arrangements with respect to intellectual property rights owned by the selling securityholders as described more fully in our periodic and other filings with the SEC. Except as otherwise described in this prospectus, to our knowledge, no selling securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. The address for each of selling securityholders is 5858 Lucas Valley Road, Nicasio, California 94946.

                              PLAN OF DISTRIBUTION

     We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. The common stock may be sold from time to time to purchasers:

     - directly by the selling securityholders; or

     - through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the common stock (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

     The selling securityholders and any such broker-dealers or agents who participate in the distribution of the common stock may be deemed to be "underwriters." As a result, any profits on the sale of the common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities as underwriters under the Securities Act.

     If the common stock is sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

     The common stock may be sold in one or more transactions at:

     - fixed prices;

     - prevailing market prices at the time of sale;

     - varying prices determined at the time of sale; or

     - negotiated prices.

     These sales may be effected in transactions:

     - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale, including the New York Stock Exchange;

     - in the over-the-counter market;

     - in transactions otherwise than on such exchanges or services or in the over-the-counter market;

     - through the writing of options, whether or not the options are listed on an options exchange;

     - through the distribution of the securities by any selling securityholder to its stockholders; or

     - through any combination of the above.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with the sales of the common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the common stock in the course of hedging their positions. The selling securityholders may also sell the common stock short and deliver common stock to close out short positions, or loan or pledge the common stock to broker-dealers that in turn may sell the common stock.

     The selling securityholders may pledge or grant a security interest in some or all of the common stock owned by them and, if any selling securityholders default in the performance of such secured obligations, the pledgees or secured parties may offer and sell the relevant common stock pursuant to this prospectus.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling securityholders. There can be no assurance that any selling securityholders will sell any or all of the common stock pursuant to this prospectus. In addition, the selling securityholders may transfer or donate the common stock by other means not described in this prospectus.

     Our common stock trades on the New York Stock Exchange under the symbol "HAS."

     Any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus.

     The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

     Under the warrant amendment agreement, which is an exhibit to this registration statement, we and the selling securityholders have each agreed to indemnify the other against certain liabilities, including certain liabilities under the Securities Act, or that each party will be entitled to contribution in connection with these liabilities.

     We have agreed to pay all expenses incidental to registering the common stock, which does not include any commissions, underwriting fees, stock transfer taxes or fees or disbursements of counsel for the selling securityholders.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility:

                             Public Reference Room
                             450 Fifth Street, N.W.
                                   Room 1024
                             Washington, D.C. 20549

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Please call 1-800 SEC-0330 for further information on the operations of the public reference facilities and copying charges. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We incorporate by reference in this prospectus the following documents filed by us with the SEC:

     - Our Annual Report on Form 10-K for the fiscal year ended December 30,
       2001;

     - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 29, 2002;

     - Our Current Reports on Form 8-K dated February 7, 2002, April 22, 2002, July 22, 2002, August 13, 2002, October 21, 2002, November 29, 2002,
       January 30, 2003 and February 13, 2003; and

     - Our Registration Statement on Form 8-A as filed with the SEC on June 4, 1999.

     Any statement made in a document incorporated by reference or deemed incorporated herein by reference is deemed to be modified or superseded for purposes of this prospectus if a statement contained in this prospectus or in any other subsequently filed document which also is incorporated or deemed incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We also incorporate by reference all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

     Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

     We will provide a copy of these filings and any exhibits specifically incorporated by reference in these filings and a copy of the warrant amendment agreement referred to herein at no cost by request (written or oral) directed to us at the following address and telephone number: Hasbro, Inc., 1027 Newport Avenue, Pawtucket, Rhode Island, 02862, Attention: Investor Relations, or by telephone to Investor Relations at (401) 431-8697.

                             VALIDITY OF SECURITIES

     The validity of the shares of common stock issued upon exercise of the warrants' put and call options will be passed on for us by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

     The consolidated financial statements of Hasbro as of December 30, 2001 and December 31, 2000 and for each of the fiscal years in the three-year period ended December 30, 2001 incorporated by reference in this prospectus have been audited by KPMG LLP, independent certified public accountants, as stated in their reports thereon.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              [HASBRO, INC. LOGO]

                                  $220,000,000

                                  HASBRO, INC.

                                  COMMON STOCK

                           -------------------------
                                   PROSPECTUS
                           -------------------------

                              Dated March 3, 2003

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee.........  $17,798
Printing and engraving fees.................................   10,000
Accountant's fees and expenses..............................   15,000
Legal fees and expenses.....................................   15,000
Transfer Agent fees and expenses............................    2,000
Miscellaneous expenses......................................    5,002
                                                              -------
     Total..................................................  $64,800

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant is incorporated in Rhode Island. Under Section 7-1.1-4.1 of the Rhode Island Business Corporation Act, a Rhode Island corporation has the power, under specified circumstances, to indemnify its officers, directors, employees and agents against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees, actually incurred by them in connection with any proceeding to which these persons were made parties by reason of the fact that these persons are or were directors, officers, employees or agents, if:

     - these persons shall have acted in good faith,

     - they reasonably believed that their actions were in the best interests of the corporation, if the proceeding involves conduct in an official capacity with the corporation, or not opposed to the best interests of the corporation, if the proceeding involves conduct other than in an official capacity with the corporation, and

     - in criminal proceedings, they had no reasonable cause to believe that their conduct was unlawful.

     The foregoing statement is subject to the detailed provisions of 7-1.1-4.1 of the Rhode Island Business Corporation Act.

     Article X of the By-Laws of the Registrant provides that the Registrant shall indemnify its directors and officers to the full extent permitted by
Section 7-1.1-4.1 of the Rhode Island Business Corporation Act.

     Section 7-1.1-48 of the Rhode Island Business Corporation Act provides that articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director provided that the provision shall not eliminate or limit the liability of a director:

     - for any breach of the director's duty of loyalty to the corporation or its shareholders,

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     - under Section 7-1.1-43 of the Rhode Island Business Corporation Act, which relates to liability for unauthorized acquisitions or redemptions of, or dividends or distribution on, capital stock, or

     - for any transaction from which the director derived an improper personal benefit, unless said transaction is permitted by Section 7-1.1-37.1 of the Rhode Island Business Corporation Act, which relates to director conflicts of interest.

     Article Thirteenth of the Registrant's Articles of Incorporation contains such a provision.

     Section 7-1.1-4.1(j) of the Rhode Island Business Corporation Act empowers a Rhode Island corporation to purchase and maintain insurance on behalf of its current and prior directors, officers, employees and agents against any liability incurred or asserted against them as a result of their official capacities, whether or not the corporation would have the power to indemnify such person against the insured liability under the provisions of such Section. The Registrant has a directors and officers liability insurance policy.

     The Registrant has entered into an indemnification agreement with each of its directors, whereby the Registrant has agreed to indemnify each such director for amounts which the director is legally obligated to pay, including judgments, settlements of fines, including certain related expenses to be advanced by the Registrant, due to any actual or alleged breach of duty, neglect, error, misstatement, misleading statement or other act or omission by a director in his capacity as a director. This indemnification excludes claims:

     - covered by the Registrant's directors and officers liability insurance policy,

     - for which the director is otherwise indemnified or reimbursed,

     - relating to certain judgments or adjudications under which the director is liable for breaches of duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or involving knowing violations of law, actions or certain transactions from which the director derives an improper personal benefit,

     - relating to the director's liability for accounting for profits under
       Section 16 of the Securities Exchange Act of 1934, as amended,

     - in respect of remuneration, if found unlawful, and

     - as to which a final and non-appealable judgment has determined that payment to the director thereunder is unlawful.

ITEM 16.  EXHIBITS

4.1 Warrant Amendment Agreement, dated as of January 30, 2003, by and among Hasbro, Inc., Lucasfilm Ltd., and Lucas
      Licensing Ltd. (filed as Exhibit 1 to Amendment No. 1 to
      Statement on Schedule 13D filed with the SEC with respect to the securities of Hasbro, Inc. on February 10, 2003 and incorporated herein by reference)

5.1   Opinion of Ropes & Gray. (filed herewith)

23.1  Consent of KPMG LLP. (filed herewith)

23.2  Consent of Ropes & Gray. (see Exhibit 5.1)

24.1  Powers of Attorney. (see signature page hereto)

ITEM 17.  UNDERTAKINGS

     a.  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase and decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the financial adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pawtucket, State of Rhode Island.

                                          HASBRO, INC.

                                          By:  /s/ DAVID D. R. HARGREAVES
                                            ------------------------------------
                                                   David D. R. Hargreaves
                                              Senior Vice President and Chief
                                                      Financial Officer

Dated: March 3, 2003

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints David D.
R. Hargreaves, Barry Nagler and Tarrant L. Sibley, and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.





           /s/ ALAN G. HASSENFELD                        /s/ DAVID D. R. HARGREAVES
--------------------------------------------    --------------------------------------------
             Alan G. Hassenfeld                            David D. R. Hargreaves
         Chairman of the Board and                       Senior Vice President and
          Chief Executive Officer                         Chief Financial Officer
       (Principal Executive Officer)            (Principal Financial and Accounting Officer)




          /s/ ALFRED J. VERRECCHIA                         /s/ BASIL L. ANDERSON
--------------------------------------------    --------------------------------------------
            Alfred J. Verrecchia                             Basil L. Anderson
   President, Chief Operating Officer and                         Director
                  Director




             /s/ ALAN R. BATKIN                           /s/ FRANK J. BIONDI, JR.
--------------------------------------------    --------------------------------------------
               Alan R. Batkin                               Frank J. Biondi, Jr.
                  Director                                        Director




             /s/ E. GORDON GEE                             /s/ CLAUDINE B. MALONE
--------------------------------------------    --------------------------------------------
               E. Gordon Gee                                 Claudine B. Malone
                  Director                                        Director






            /s/ EDWARD M. PHILIP                         /s/ E. JOHN ROSENWALD, JR.
--------------------------------------------    --------------------------------------------
              Edward M. Philip                             E. John Rosenwald, Jr.
                  Director                                        Director




              /s/ ELI J. SEGAL                              /s/ CARL SPIELVOGEL
--------------------------------------------    --------------------------------------------
                Eli J. Segal                                  Carl Spielvogel
                  Director                                        Director




              /s/ PAULA STERN                             /s/ PRESTON ROBERT TISCH
--------------------------------------------    --------------------------------------------
                Paula Stern                                 Preston Robert Tisch
                  Director                                        Director

Dated: March 3, 2003

                                 EXHIBIT INDEX

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  4.1     Warrant Amendment Agreement, dated as of January 30, 2003, by and among Hasbro, Inc., Lucasfilm Ltd., and Lucas
          Licensing Ltd. (filed as Exhibit 1 to Amendment No. 1 to
          Statement on Schedule 13D filed with the SEC with respect to the securities of Hasbro, Inc. on February 10, 2003 and
          incorporated herein by reference)

  5.1     Opinion of Ropes & Gray. (filed herewith)

 23.1     Consent of KPMG LLP. (filed herewith)

 23.2     Consent of Ropes & Gray. (see Exhibit 5.1)

 24.1     Powers of Attorney. (see signature page hereto)